Exhibit 16.1

                        [LETTERHEAD OF BDO SEIDMAN, LLP]


September 7, 1999



Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on August 31, 1999, to be filed by our former client, Spectrum Information Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP